CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement
No. 2-86070 on Form S-8 dated August 23, 1983; Registration Statement No. 33-30364 on Form S-8 dated August 7, 1989; Registration Statement No. 33-58750 on Form S-8 dated February 24, 1993; Registration Statement No. 33-58752 on
Form S-8 dated February 24,1993; Registration Statement No. 33-52487 on Form S-8 dated March 2, 1994 and Post-Effective Amendment No. 1 to Registration Statement No. 33-52487 on Form S-8 dated March 3, 1994 of our report dated November 3, 1995 (except for Subsequent Events footnote, as to which the date is August 28, 1996) with respect to the consolidated financial statements of Andrew Corporation included in its Current Report on Form 8-K dated September 18, 1996, filed with the Securities and Exchange Commission.

/s/Ernst & Young, LLP

Chicago, Illinois
September 18, 1996